DEMAND FOR PAYMENT

Scriptel Holding, Inc.
4145 Arlingate Plaza
Columbus, OH  43228

and

Coloray Display Corporation
4145 Arlingate Plaza
Columbus, OH  43228

Demand is hereby made to each of you for payment in full of all outstanding principal and all accrued and unpaid interest under each of the following debt obligations, which payment is due at 12 noon E.D.T. on Tuesday, July 22, 1997:

1. Convertible Promissory Note, dated May 21, 1993, for the original sum of $50,000, as modified by the Modification To Convertible Promissory Note effective as of May 21, 1996;

2. Convertible Promissory Note, dated June 23, 1993, for the original sum of $50,000, as modified by the Modification To Convertible Promissory Note effective as of May 21, 1996;

3.  Cognovit Promissory Note, dated May 17, 1994, for the original sum of
$125,000;

4.  Cognovit Promissory Note, dated May 31, 1994, for the original sum of
$250,000;

5. Cognovit Promissory Note, dated October 31, 1994, for the original sum of $100,000;

6. Cognovit Promissory Note, dated December 29, 1994, for the original sum of $258,500;

7.  Cognovit Promissory Note, dated May 10, 1995, for the original sum of
$140,000;

8.  Cognovit Promissory Note, dated June 7, 1995, for the original sum of
$225,000;

9.  Cognovit Promissory Note, dated June 15, 1995, for the original sum of
$80,000;

10. Cognovit Promissory Note, dated September 1, 1995, for the original sum of $330,000;

11. Cognovit Promissory Note, dated September 21, 1995, for the original sum of $175,000;

12. Cognovit Promissory Note, dated January 17, 1996, for the original sum of $180,000;

13. Cognovit Promissory Note, dated February 15, 1996, for the original sum of $17,000;

14. Cognovit Promissory Note, dated February 29, 1996, for the original sum of $350,000; and

15. Cognovit Promissory Note, dated March 26, 1996, for the original sum of $100,000.

Dated:  July 17, 1997

STANDARD ENERGY COMPANY

By /s/ Gerald S. Jacobs
Gerald S. Jacobs, President